Exhibit 10.11

OSI RESTAURANT PARTNERS, LLC

Officer Employment Agreement

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective June 14, 2007, by and between DIRK A. MONTGOMERY (the “Executive”) and OSI RESTAURANT PARTNERS, LLC (the “Company”).

W I T N E S S E T H:

This Agreement is made and entered into under the following circumstances:

(a.) WHEREAS, the Company is engaged in the business of owning and operating, through its Affiliates, various restaurant concepts utilizing operating systems and trademarks owned by or licensed to the Company; and

(b.) WHEREAS, Kangaroo Holdings, Inc. and its wholly owned subsidiary Kangaroo Acquisition, Inc. (“Acquisition”) entered into an Agreement and Plan of Merger dated as of November 5, 2006 with OSI Restaurant Partners, Inc. (“OSI”) (the “Merger Agreement”), pursuant to which Acquisition merged with and into OSI on the “Closing Date” (as defined in the Merger Agreement); and

(c.) WHEREAS, immediately following the merger of Acquisition into OSI, OSI converted into the Company; and

(d.) WHEREAS, the Company desires, on the terms and conditions stated herein, to continue to employ the Executive as Chief Financial Officer of the Company; and

(e.) WHEREAS, the Executive desires, on the terms and conditions stated herein, to continue to be employed by the Company as its Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the premises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

1. Employment and Term. Subject to earlier termination as provided for in Section 8 hereof, the Company hereby desires to continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company, as Chief Financial Officer of the Company for a term commencing on the date hereof and expiring on the fifth anniversary hereof (the “Term of Employment”). Such Term of Employment shall be automatically renewed for successive renewal terms of one (1) year each unless either party elects not to renew by giving written notice to the other party not less than sixty (60) days prior to the start of any renewal term.

2. Representations and Warranties. The Executive hereby represents and warrants to the Company that the Executive (i) is not subject to any written nonsolicitation or noncompetition agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting the Executive’s employment with the Company or its Affiliates (other than any prior agreement with the Company) and (iii) has brought to the Company and its Affiliates no trade secrets, confidential business information, documents or other personal property of a prior employer.

3. Duties. As Chief Financial Officer of the Company, the Executive shall diligently and faithfully perform such duties and functions as may be assigned to the Executive commensurate with his position as Chief Financial Officer of the Company by the Board of Directors of the Company.

The Executive shall be required hereunder to devote substantially all of the Executive’s business time and effort to the business affairs of the Company and its Affiliates. The Executive shall be responsible for directly reporting to the Board of Directors, and for diligently and faithfully performing such duties and functions as may be assigned to the Executive commensurate with his position as Chief Financial Officer of the Company by the Board of Directors of the Company on all matters for which the Executive is responsible.

Notwithstanding the foregoing, the Executive shall be permitted to invest the Executive’s personal assets and manage the Executive’s personal investment portfolio in such a form and manner as will not require any business services on the Executive’s part to any third party, and provided it does conflict with the Executive’s duties and responsibilities to the Company or the provisions of Section 10 or Section 11 hereof, or conflict with any material published policy of the Company or its Affiliates, including, but not limited to, the insider trading policy of the Company or its Affiliates.

Notwithstanding the foregoing, the Executive shall also be permitted to participate in customary civic, nonprofit, religious, welfare, social and professional activities that will not materially affect the Executive’s performance of his duties hereunder. The Executive may continue to serve on any board of directors and advisory committees of companies on which the Executive currently serves, as long as the business of such companies is not competitive with that of the Company or any of its Affiliates. The Executive shall not serve on the board of directors or advisory committee of any other company without the prior consent of the Company, which consent shall not be unreasonably withheld.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Executive shall, during the term of this Agreement and at the request of the Company, also serve as an officer of any Affiliate of the Company as the Board of Directors shall reasonably request. In such capacity, the Executive shall be responsible generally for all aspects of such office. All terms, conditions, rights and obligations of this Agreement shall be applicable to the Executive while serving in such office as though the Executive and such Affiliate of the Company or the Company had separately entered into this Agreement, except that the Executive shall not be entitled to any compensation, vacation, fringe benefits, automobile allowance or other remuneration of any kind whatsoever from such Affiliate of the Company.

4. Compensation.

a. Base Salary. During the Term of Employment, subject to the Executive’s performance in accordance with this Agreement, the Executive shall be entitled to an annual base salary of at least $420,000.00, payable in equal biweekly installments by the Company, subject to annual increase by the Board of Directors of the Company. The base salary as shall be in effect from time to time hereunder shall be referred to herein as the “Base Salary.”

b. Bonus. During the Term of Employment, the Executive shall participate in the Company’s annual incentive bonus plan, as in effect as of the date hereof, and as may be amended by the Board of Directors of the Company from time to time in accordance with its terms, as the same may be in effect from time to time. The Executive’s maximum bonus opportunity for each fiscal year shall equal 150% of Base Salary.

5. Vacation. The Executive shall be entitled to four (4) weeks paid vacation (selected by the Executive, but subject to the reasonable business requirements of the Company) during each full year during the Term of Employment, and otherwise in accordance with Company policy as may be in effect from time to time.

6. Fringe Benefits. In addition to any other rights the Executive may have hereunder, the Executive shall also be entitled to participate in employee benefits plans, and be eligible to receive those fringe benefits, including, but not limited to, complimentary food, life insurance, medical benefits, etc., if any, as may be provided by the Company to similar employees of the Company, in each case, as such plans, programs and arrangements may be in effect from time to time, all subject to the terms of such plans, programs or arrangements and applicable policies of the Company; provided, however, that benefits and perquisites available to the Executive shall be no less favorable than those provided to the Executive prior to the “Closing” (as defined in the Merger Agreement), including with respect to airplane usage and split dollar life insurance; it being understood that the split dollar life insurance policies were “vested” by the board of directors of OSI (as reflected on Exhibit A).

In addition to the foregoing, commencing at age sixty-five (65), and contingent upon the Executive having been employed by the Company or its predecessors for seven years, the Executive will be reimbursed on a “grossed up” basis to the extent he incurs federal or state income tax liability as a result of phantom income allocated to the Executive due to the maintenance of the split dollar life insurance policies.

7. Expenses. Subject to compliance with the Company’s policies as in effect from time to time, the Executive may incur and be reimbursed by the Company for reasonable expenses on behalf of and in furtherance of the business of the Company.

8. Termination. Notwithstanding the provisions of Section 1 hereof, the Term of Employment shall terminate prior to the end of the period of time specified in Section 1 hereof, immediately upon:

(a) The death of the Executive; or

(b) At the election of the Company in the event of the Executive’s Disability during the Term of Employment. For purposes of this Agreement, the term “Disability” shall mean the inability of the Executive, arising out of any medically determinable physical or mental impairment, to perform the services required of the Executive hereunder for a period of (i) one-

hundred eighty (180) consecutive days or (ii) two-hundred forty (240) total days during any period of three-hundred and sixty-five (365) consecutive calendar days; or

(c) The existence of Cause. For purposes of this Agreement, “Cause” means any of the following: the Executive’s (i) gross neglect of duty or prolonged absence from duty (other than any such failure resulting from incapacity due to physical or mental illness) without the consent of the Company, as determined in good faith by the Board of Directors of the Company and following notice to the Executive and a reasonable opportunity to cure, (ii) conviction or a plea of guilty or nolo contendere with respect to commission of a felony under federal law or in the law of the state in which such action occurred, (iii) the willful engaging in illegal misconduct or gross misconduct that is materially and demonstrably injurious to the Company or (iv) any material violation of any material covenant or restriction contained in this Agreement; or

(d) At the election of the Company, at any time and including in the event of a determination by the Company to cease business operations; or

(e) At the election of the Executive from time to time no later than thirty (30) days following the occurrence of Good Reason; or

(f) At the election of the Executive at any time upon fifteen (15) days notice.

For all purposes of this Agreement, termination for Cause shall be deemed to have occurred on the date of the Executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

9. Severance.

(a) General. In the event of termination of the Term of Employment pursuant to Section 8 hereof, the Executive or the Executive’s estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of the Executive’s death or any disability benefits payable under any disability plan maintained by the Company) the Base Salary provided for herein up to and including the effective date of termination (the “Termination Effective Date”), prorated on a daily basis. Except as provided in Section 9(b) or Section 9(c) below, the Executive shall not be entitled to receive any severance compensation.

(b) Severance. In the event of termination of the Term of Employment pursuant to Section 8(d) or Section 8(e) hereof (including, for the avoidance of doubt, the failure of the Company to renew the Term of Employment), the Executive shall be entitled to receive as full and complete severance compensation, an amount equal to the sum of (i) the Base Salary then in effect plus (ii) the average of the three most recent annual bonuses paid to the Executive (together, the “Severance”), such severance payable in twelve (12) equal monthly installments from the effective date of such termination. The Company shall continue to provide medical, dental and vision benefits to the Executive and his eligible dependents that are substantially similar to those provided generally to executive officers of the Company pursuant to such welfare plans as may be in effect from time to time as if the Executive’s employment had not been terminated for the one (1) year period commencing on the day after the effective day of such termination (which may include reimbursing the Executive for the Executive’s payment of

COBRA premiums). The Company’s payments of Severance are expressly conditioned upon (x) the Executive executing and delivering to the Company a timely and effective separation agreement, which shall include, but not be limited to, a general release of claims by the Executive, in the form attached hereto as Exhibit B, and (y) the Executive’s continued compliance, including after the Term of Employment, with the covenants contained in Section 10, Section 11, Section 12 and Section 27 hereof.

(c) Accrued Bonus. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or as the result of the Executive’s death or Disability, the Executive shall receive, in addition to any other payments to which he is entitled pursuant to Sections 9(a) and (b) above, any accrued but unpaid bonus in respect of the fiscal year preceding the year in which such termination of employment occurred.

(d) Acknowledgement. The Executive acknowledges and agrees that in the event of termination of the Term of Employment pursuant to Section 8(d) hereof, and except for any vested benefits in tax-qualified pension plans maintained by the Company, the Severance provided in this Section 9 shall be the only obligation that the Company or any of its Affiliates shall have to the Executive.

10. Noncompetition.

(a) During Term. Except with the prior written consent of the Company, during the Executive’s employment with the Company, the Executive shall not, individually or jointly with others, directly or indirectly, whether for the Executive’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business, and the Executive shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.

(b) Post Term. For a continuous period of one (1) year commencing on termination of the Executive’s employment with the Company, regardless of any termination pursuant to Section 8 hereof or any voluntary termination or resignation by the Executive, the Executive shall not, individually or jointly with others, directly or indirectly, whether for the Executive’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business that is located or intended to be located anywhere within a radius of thirty (30) miles of any restaurant owned or operated by the Company or any of its Affiliates, or any proposed full service restaurant to be owned or operated by any of the foregoing, and the Executive shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. For purposes of this Section 10(b), full service restaurants owned or operated by the Company or any of its Affiliates shall include any entity in which the Company or any of its Affiliates has an interest, including, but not limited to, an interest as a franchisor, but shall not include any entities to whose exclusion the Company consents. The term “proposed full service restaurant” shall include all locations for which the Company or any of its franchisees or Affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a full service restaurant thereon.

(c) Limitation. Notwithstanding subsections (a) and (b) immediately above, it shall not be a violation of this Section 10 for the Executive to own a three percent (3%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

11. Nondisclosure; Nonsolicitation; Nonpiracy. Except in the performance of the Executive’s duties hereunder, at no time during the Term of Employment, or at any time thereafter, shall the Executive, individually or jointly with others, for the benefit of the Executive or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Company or any of its Affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Company or any of its Affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of the Executive or his affiliates. Moreover, during the Executive’s employment with the Company and for one (1) year thereafter, except as is the result of a broad solicitation that is not targeting employees of the Company or any of its franchisees or Affiliates, the Executive shall not offer employment to, or hire, any employee of the Company or any of its franchisees or Affiliates, or otherwise directly or indirectly solicit or induce any employee of the Company or any of its franchisees or Affiliates to terminate his or her employment with the Company or any of its franchisees or Affiliates; nor shall the Executive act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Company or any of its franchisees or Affiliates to terminate his or her employment with the Company or any of its franchisees or Affiliates.

12. Company Property: Executive Duty to Return. All Company property and assets, including products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, now in the possession of the Executive or acquired by the Executive while in the employ of the Company, shall be the exclusive property of the Company, and shall be returned to the Company no later than the date of the Executive’s last day of work with the Company.

13. Inventions, Ideas, Processes and Designs. All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business of the Company shall be disclosed in writing promptly to the Company, and shall be the sole and exclusive property of the Company, if either (i) conceived, made or used by the Executive during the course of the Executive’s employment with the Company (whether or not actually conceived during regular business hours) or (ii) made or used by the Executive for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Company” if (i) it was made with equipment, facilities or confidential information of the Company, (ii) results from work performed by the Executive for the Company or (iii) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive shall provide, on the back of this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that the Executive made or conceived prior to the Executive’s employment with the Company, and that, therefore, are excluded from the scope of this Agreement.

14. Restrictive Covenants: Consideration; Non–Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 10, Section 11 and Section 13 of this Agreement are given and made by the Executive to induce the Company to continue to employ the Executive and to enter into this Agreement with the Executive, and the Executive hereby acknowledges that employment with the Company is sufficient consideration for these restrictive covenants.

The restrictive covenants of Section 10, Section 11 and Section 13 of this Agreement shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant.

The refusal or failure of the Company to enforce any restrictive covenant of Section 10, Section 11 and Section 13 of this Agreement (or any similar agreement) against any other employee, agent or independent contractor, for any reason, shall neither constitute a defense to the enforcement by the Company of any such restrictive covenant, nor give rise to any claim or cause of action by the Executive against the Company.

15. Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Section 10, Section 11 and Section 13 hereof are reasonable and properly required for the adequate protection of the Company’s interests. The Executive acknowledges that the Company is the owner or the licensee of various trademarks, and the owner or the licensee of various restaurant operating systems, and has provided and will continue to provide to the Executive training in and confidential information concerning such restaurant operating systems in reliance on the covenants contained in Section 10, Section 11 and Section 13 hereof. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 10, Section 11 and Section 13 hereof are held to be unreasonable, arbitrary or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Executive. If the Executive shall violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the Executive’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Executive’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

In the event it is necessary for the Company to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in Section 10, Section 11 or Section 13 hereof, each party shall pay its own legal fees, and the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such proceedings, including appellate proceedings.

16. Specific Performance. The Executive agrees that a breach of any of the covenants contained in Section 10, Section 11 or Section 13 hereof will cause irreparable injury to the Company for which the remedy at law will be inadequate and would be difficult to ascertain, and, therefore, in the event of the breach or threatened breach of any such covenants, the Company shall be entitled, in addition to any other rights and remedies that it may have at law or in equity, to obtain an injunction to restrain the Executive from any threatened or actual activities in violation of any such covenants. The Executive hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company does apply for such an injunction, the Executive shall not raise as a defense thereto that the Company has an adequate remedy at law.

17. Certain Covenants. For the avoidance of doubt, the termination of this Agreement or expiration of the Term of Employment, for any reason, shall not extinguish those obligations of the Executive specified in Section 10, Section 11, Section 13 and Section 27 hereof, those obligations of the Company specified in Section 9 hereof, or the obligation of the Company to provide the Executive with gross-up payments referenced in the second paragraph of Section 6 and, with respect to the merger of Acquisition and OSI, as specified in Section 30 hereof.

18. Captions; Terms. The captions of this Agreement are for convenience only, and shall not be construed to limit, define or modify the substantive terms hereof.

19. Acknowledgments. The Executive hereby acknowledges that the Executive has been provided with a copy of this Agreement for review prior to signing it, that the Executive has been given the opportunity to have this Agreement reviewed by Executive’s attorney prior to signing it, that the Executive understands the purposes and effects of this Agreement and that the Executive has been given a signed copy of this Agreement for the Executive’s own records.

20. Notices. All notices or other communications provided for herein to be given or sent to a party by another party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by certified United States mail, return receipt requested (with effect two (2) business days after sent), delivered by hand (with effect upon delivery) or by nationally recognized overnight courier (with effect one (1) business day after sent) addressed to the parties at their addresses set forth on the records of the company. Any party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed (which shall be effective upon receipt).

21. Severability. Each section and subsection of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

22. Waiver. The failure of a party to enforce any term, provision or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

23. Assignment; Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their legal representatives, executors, administrators, heirs and proper successors or permitted assigns, as the case may be. This Agreement and the rights and duties created hereunder shall not be assignable or delegable by the Executive. The Company shall have the right, without the Executive’s knowledge or the Executive’s consent, to assign this Agreement, in whole or in part, and any or all of the rights and duties hereunder, to any Affiliate of the Company, or any successor to the Company, and the Executive shall be bound by such assignment.

24. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

25. Consent to Personal Jurisdiction and Venue. The Executive hereby consents to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida and, if applicable, the federal and state courts in any jurisdiction where the Executive is employed or resides; the

Executive hereby agrees that any action brought by the Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

26. Affiliate. Whenever used in this Agreement, the term “Affiliate” shall mean, with respect to any entity, all persons or entities directly or indirectly controlled by Kangaroo Holdings, Inc., where control may be by management authority, contract or equity interest.

27. Cooperation. The Executive shall cooperate fully with all reasonable requests for information and participation by the Company, its agents or its attorneys in prosecuting or defending claims, suits and disputes brought on behalf of or against the Company and in which Executive is involved or about which Executive has knowledge.

28. Fees and Expenses. The Company will pay, or cause to be paid, all reasonable legal fees incurred by the Executive arising out of the negotiation and drafting of this Agreement, the Executive’s rollover stock agreement, the option agreement and any other agreements or arrangements ancillary thereto.

29. Amendments. No change, modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.

30. 280G. With respect to the merger of Acquisition and OSI as contemplated by the Merger Agreement, the Company shall provide the Executive with the gross-up payments provided for under Section 34 of the Executive’s employment agreement dated as of March 8, 2006, as amended November 5, 2006. If, after the date hereof, there occurs a transaction that constitutes a “change of control” under Regulation 1.280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company and the Executive shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of any the excise tax imposed by Section 4999 of the Code on the Executive, including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5).

31. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED–FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY

PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THAT THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

32. Entire Agreement; Counterparts. This Agreement and the agreements referred to herein constitute the entire agreement between the parties hereto concerning the subject matter hereof, and supersede all prior memoranda, correspondence, conversations, negotiations and agreements. This Agreement may be executed in several identical counterparts that together shall constitute but one and the same Agreement.

33. Definitions.

“Good Reason” means any of the following: (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the date hereof, or any diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) a reduction by the Company in the Executive’s Base Salary or benefits as in effect immediately prior to the date hereof, (iii) the Company requiring the Executive to be based at or generally work from any location more than fifty (50) miles from the location at which the Executive was based or generally worked immediately prior to the effective date hereof or (iv) without limiting the generality of clause (ii) above, failure by the Company to comply with the proviso of Section 6 hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“EXECUTIVE”

/s/ Dirk A. Montgomery
Dirk A. Montgomery

Amended and Restated Employment Agreement

“THE COMPANY”

OSI RESTAURANT PARTNERS, LLC

By:	/s/ A. William Allen, III
Name:	A. William Allen, III
Title:	Authorized Representative

Amended and Restated Employment Agreement